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VORNADO REALTY TRUST
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The information below may form the basis of a

communication to certain shareholders commencing May 20, 2011

VORNADO REALTY TRUST

Annual Meeting of Shareholders to be held on May 26, 2011

Supplemental Information Regarding Proposal Three

Non-Binding Vote on Advisory Resolution on Executive Compensation

INTRODUCTION

By now you should have received our Notice of 2011 Annual Meeting of Shareholders and accompanying Proxy Statement.  In the Proxy Statement, our Board of Trustees has unanimously recommended that you vote “FOR” the approval of the non-binding advisory resolution on Vornado’s executive compensation.  In making this recommendation, the Board considered the relationship between the compensation earned by our executives and Vornado’s superior performance.  Importantly, shareholders’ interests and the interests of management and our trustees are aligned because Vornado’s management and trustees have an industry-leading level of ownership of Vornado equity.

Despite these facts, Institutional Shareholder Services (“ISS”) recommended a vote “against” the advisory resolution on our executive compensation.  As explained below, we believe we have achieved superior results through an executive compensation program that is designed to pay for performance and that is positively aligned with those superior results.  We hope you agree with us and vote “FOR” our advisory resolution.

VORNADO’S EXECUTIVE COMPENSATION IS ALIGNED WITH PERFORMANCE

A primary concern of ISS is that our executive compensation program has a “lack of transparency in the use of performance metrics that ultimately determine[s] the level of equity-based compensation” to align pay and performance.  True – our executive compensation program does not mandate specific performance metrics that result in formula-driven payouts.  However, the reality is that our executive pay aligns very well with our performance, with our industry peers and with our shareholders’ interests, as further explained below.

Vornado’s Superior Total Shareholder Return

Vornado’s total shareholder return (“TSR”) (calculated on a cumulative basis and on an annualized basis in order to provide comparability with ISS’s methodology) has significantly exceeded the TSR of the S&P 500 for twenty years, as reflected in the chart below.  In addition, Vornado’s TSR has exceeded or equaled that of the broad comparison group used by ISS (companies with General Industry Classification 4040 or “GICS 4040”) in two out of the three periods for which information is available.

	Vornado(1)		S&P 500(2)		GICS 4040(3)
Period	Cumulative	Annualized	Cumulative	Annualized	Annualized
One-year	23.3%	23.3%	15.1%	15.1%	26.6%
Three-year	10.1%	3.3%	-8.3%	-2.8%	3.3%
Five-year	24.0%	4.4%	12.0%	2.3%	2.8%
Ten-year	263.7%	13.8%	15.1%	1.4%
Fifteen-year	868.2%	16.3%	166.9%	6.8%
Twenty-year	3573.8%	19.7%	474.3%	9.1%

(1)   Source:  Bloomberg.

(2)   Source:  Bloomberg.

(3)   Source:  ISS.  Cumulative and 10-year, 15-year and 20-year information not provided.

Vornado’s Equity Compensation Program Aligns Pay and Performance

Vornado has not had a pay-for-performance misalignment and ISS does not state that it has.  Instead, ISS is concerned about a “potential pay for performance misalignment.”  Our executive compensation program, under the oversight of our Board’s Compensation Committee, comprised solely of seasoned independent trustees, is designed to prevent and has prevented such misalignment.  Each year, our Compensation Committee, with the assistance of a nationally recognized compensation consultant, through a robust process over multiple meetings, carefully evaluates each executive’s individual performance, the performance of each executive’s areas of responsibility, general market conditions and competitive pay scales and, with the assistance of its compensation consultant, compares our overall performance each year based on recognized REIT metrics – including TSR, FFO, comparable FFO and EBITDA – against similar metrics of an appropriate group of peer companies that are described in our Proxy Statement.  Based on these analyses, our Compensation Committee believes that the compensation of our senior executive officers (including our CEO) was properly aligned with Vornado’s performance relative to the performance of the peer group and the compensation of their senior executive officers and CEO’s.

Our Compensation Committee has mandated that a very significant portion of all senior management compensation, including that of our CEO, be in the form of equity, which of course is aligned with the interests of shareholders.  This is illustrated by the fact that in the last three years, 87%, 75% and 88% of our CEO’s compensation was in the form of equity. Moreover, our Compensation Committee has been responsive to changing business conditions – during 2008, when the S&P 500 declined from 1468 to 903, our executive compensation process resulted in a 29% decline in the compensation earned by our senior executive officers for 2008 as compared to that for 2007.

In evaluating our equity awards, ISS values our options based on a three-year holding period – which included a period of unprecedented volatility.  However, consistent with generally accepted accounting principles, or GAAP, and preferable compensation practices, Vornado values its options based on our management’s historic holding period of equity awards, which is considerably longer than three years.  ISS’ shorter holding period resulted in an option valuation approximately twice that resulting under GAAP calculations and overstates the value of these awards.

CONCLUSION

Our Board believes that our executive compensation arrangements, overseen by an independent and seasoned Compensation Committee, assisted by an independent compensation consultant, are in the best interests of Vornado in light of Vornado’s and our executives’ performance and firmly align our executives’ interests with those of our shareholders.  The Board of Trustees unanimously recommends that you vote “FOR” Proposal 3 - Non-binding Advisory Vote on Executive Compensation.  We appreciate your time and consideration of this matter and remain open to direct communication from you regarding this issue.